Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.
Contacts:
Media - Jim Sluzewski
513/579-7764
Investor - Susan Robinson
513/579-7780

FEDERATED ANNOUNCES ADDITIONAL $4 BILLION
STOCK BUYBACK AUTHORIZATION

Company immediately repurchases approximately $2 billion in accelerated share repurchase program

     CINCINNATI, Ohio, February 27, 2007 - Federated Department Stores, Inc. today announced that its Board of Directors has authorized a $4 billion increase in the company's stock buyback program. At the current share price, this buyback would represent about 18 percent of Federated's common shares outstanding at the end of fiscal 2006.

     Federated has used a portion of this authorization to effect the immediate repurchase of 45 million outstanding shares for an initial payment of approximately $2 billion through accelerated share repurchase agreements. Credit Suisse and Goldman Sachs both advised the company with respect to the accelerated share repurchase program. The repurchased shares are subject to a future purchase price adjustment following the completion of the program, such that Federated may receive, or may be required to pay, a price adjustment based on share prices during specified periods as provided in its agreements. The remaining authorization can be used by the company to repurchase shares from time to time in the open market or in other negotiated transactions.

     "The Board's decision reinforces its confidence in the future of our company as we continue to implement strategies for building Macy's and Bloomingdale's as nationwide brands," said Terry J. Lundgren, Federated's chairman, president and chief executive officer. "We believe that repurchasing shares is a very productive use of excess cash and balance sheet capacity."

     Federated's accelerated share repurchase program is being funded initially by excess cash and short-term borrowings.

      (Editor's Note: Federated this morning issued three additional news releases - one reporting fourth quarter and fiscal 2006 financial results, one declaring a regular quarterly dividend, and another announcing plans for a corporate name change.)

     The Board's additional authorization extends a repurchase program that resumed in the second quarter of 2006 as Federated paid down short-term borrowings associated with its acquisition of The May Department Stores Company. Approximately $2.5 billion was used to repurchase shares in fiscal 2006, and approximately $170 million of authorization remained at year-end.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales of $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail.

     All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)